                                                                    Exhibit 10.3
                                                                    ------------

                        The Providence Journal Company

                        List of Executive Officers with
                         Change of Control Agreements
                        -------------------------------


                Stephen Hamblett                        Plan A
                Jack Clifford                           Plan A
                Howard G. Sutton                        Plan A
                John L. Hammond                         Plan A
                Thomas N. Matlack                       Plan A
                John A. Bowers                          Plan A
                John E. Hayes                           Plan A

                Joel P. Rawson                          Plan B

                Michael B. Isaacs                       Plan C
                Paul H. McTear, Jr.                     Plan C
                Joel N. Stark                           Plan C
                Harry Dyson                             Plan C
                Robert G. Colucci                       Plan C

                          Change of Control Agreement                   Plan A
                                                                        ------

                                   Key Points
                                   ----------

APPLICABILITY. The Agreement is applicable only in the event of a "change of control". This term is defined in the Agreement to include, among other things, a merger of the Company with another company or a sale of the assets or a substantial portion of the stock of the Company to a third party.

TERM OF EMPLOYMENT. The term of employment of the Executive commences upon the occurrence of a change of control and continues for three years, unless earlier terminated because of (a) death or disability or (b) a termination event, in each case as further described below. In addition, if a change of control occurs and if Executive's employment is terminated prior to the date on which the change of control occurs and if it is reasonably demonstrated by Executive that such termination arose in connection with or in anticipation of a change of control, the term of employment commences on the date immediately prior to such termination of employment. During the three-year term of employment, the Executive will have a position which is reasonably commensurate with the position Executive held during the six-month period immediately preceding the change of control at a location within 60 miles of Providence City Hall. Also, the Executive will have the same salary and bonus, as well as reasonably comparable benefits, continuing full participation in the Company's stock incentive plans and supplemental retirement plans, and equivalent job perquisites.

TERMINATION - NOT FOR CAUSE. In the event the Executive is terminated other than for "cause", as defined below, the Company will pay Executive a lump sum amount equal to three times the sum of: (a) Executive's highest annual base salary in effect at any time during the three-year period immediately preceding Executive's termination and (b) the average cash bonus received from the Company for the three most recent fiscal years of the Company or the target bonus opportunity immediately preceding Executive's termination, whichever is higher. Also, Executive will continue to participate in all benefit plans for three years after the termination or, if earlier, Executive's eligibility for comparable benefit plans with another employer.

TERMINATION - CONSTRUCTIVE. If Executive resigns in certain circumstances, Executive will be deemed to have been terminated other than for cause and will receive the pay and benefits described above. These circumstances include breaches by the Company, such as failure to pay the salary and bonus or provide an appropriate position or any requirement that Executive travel away from the office significantly more than prior to the change of control during the term of employment.

TERMINATION - FOR CAUSE. Discharge for cause is defined as willful misconduct, including theft, embezzlement or other serious crimes and intentional wrongful disclosure of material confidential information. In such event, Executive receives no payments or benefits.

DEATH OR TOTAL DISABILITY. If Executive dies or suffers a total disability (defined as inability to carry out job responsibilities for 365 consecutive days) during the term of employment, the Agreement terminates and no further payment to Executive is due, except for unpaid wages and vacation pay actually earned prior to the date of death or disability. If Executive dies during the term of employment after being terminated other than for cause, Executive's beneficiary or estate will receive the remaining payments.

RESIGNATION. If Executive resigns during the term of employment for any reason not contemplated by the provisions on constructive termination, Executive shall receive as severance pay an amount equal to six months base salary in addition to all salary, bonus and other incentive compensation earned through the date of resignation.

PAYMENT OF FEES, COSTS AND EXPENSES. If Executive determines in good faith that the Company has failed to comply with the Agreement or in certain other circumstances, the Executive may require the Company in the event of the likelihood of a change of control or upon a change of control to use its best efforts to provide a letter of credit securing payment of Executive's legal fees and expenses incurred to obtain the benefits contemplated by the Agreement.

ADDITIONAL PAYMENTS IN CONNECTION WITH TAX LIABILITY. If amounts payable under the Agreement are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the Company will pay to Executive in cash an additional amount necessary (the "gross-up amount") to cause the total payments (including the gross-up amount) and benefits received by Executive to be equal to the total payments and benefits Executive would have received if such Section 4999 had not been applicable except that if the payments (excluding the gross-up amount) do not exceed 110% of the greatest amount (the "reduced amount") that could be paid to Executive which would not give rise to an excise tax, then no gross-up amount shall be paid and Executive shall receive the reduced amount.

ACCELERATION OF PAYMENT IN CONNECTION WITH STOCK PLANS. Upon a change of control and termination of employment, the Company shall vest and pay to Executive within thirty days of such termination in a single payment an amount equal to the value of all benefits accrued by Executive pursuant to the terms of any restricted stock, stock unit plan or stock option plan.

CONFIDENTIALITY. The Executive is prohibited by the Agreement from disclosing the Company's trade secrets or other confidential information.

                           Change of Control Agreement                   Plan B
                                                                         ------

                                   Key Points
                                   ----------

APPLICABILITY. The Agreement is applicable only in the event of a "change of control". This term is defined in the Agreement to include, among other things, a merger of the Company with another company or a sale of the assets or a substantial portion of the stock of the Company to a third party.

TERM OF EMPLOYMENT. The term of employment of the Executive commences upon the occurrence of a change of control and continues for three years, unless earlier terminated because of (a) death or disability or (b) a termination event, in each case as further described below. During the three-year term of employment, the Executive will have a position which is reasonably commensurate with the position Executive held during the six-month period immediately preceding the change of control at a location within 60 miles of Providence City Hall. Also, the Executive will have the same salary and bonus, as well as reasonably comparable benefits, continuing full participation in the Company's stock incentive plans and supplemental retirement plans, and equivalent job perquisites.

TERMINATION - NOT FOR CAUSE. In the event the Executive is terminated other than for "cause", as defined below, the Company will pay Executive a lump sum amount equal to 200% of (a) Executive's highest annual base salary in effect at any time during the three-year period immediately preceding Executive's termination and (b) the average cash bonus received from the Company for the three most recent fiscal years of the Company or the target bonus opportunity immediately preceding Executive's termination, whichever is higher. Also, Executive will continue to participate in all benefit plans for two years after the termination or, if earlier, Executive's eligibility for comparable benefit plans with another employer.

TERMINATION - CONSTRUCTIVE. If Executive resigns in certain circumstances, Executive will be deemed to have been terminated other than for cause and will receive the pay and benefits described above. These circumstances include breaches by the Company, such as failure to pay the salary and bonus or provide an appropriate position or any requirement that Executive travel away from the office significantly more than prior to the change of control during the term of employment.

TERMINATION - FOR CAUSE. Discharge for cause is defined as willful misconduct, including theft, embezzlement or other serious crimes, intentional wrongful disclosure of material confidential information and intentional breach of the non-competition requirements of the Agreement (described below). In such event, Executive receives no payments or benefits.

DEATH OR TOTAL DISABILITY. If Executive dies or suffers a total disability (defined as inability to carry out job responsibilities for 365 consecutive days) during the term of employment, the Agreement terminates and no further payment to Executive is due, except for unpaid wages and vacation pay actually earned prior to the date of death or disability. If Executive dies during the term of employment after being terminated other than for cause, Executive's beneficiary or estate will receive the remaining payments.

RESIGNATION. If Executive resigns during the term of employment for any reason not contemplated by the provisions on constructive termination, Executive shall receive as severance pay an amount equal to six months base salary in addition to all salary, bonus and other incentive compensation earned through the date of resignation.

PAYMENT OF FEES, COSTS AND EXPENSES. If Executive determines, in good faith that the Company has failed to comply with the Agreement or in certain other circumstances, the Executive may require the Company in the event of the likelihood of a change of control or upon a change of control to use its best efforts to provide a letter of credit securing payment of Executive's legal fees and expenses incurred to obtain the benefits contemplated by the Agreement.

ADDITIONAL PAYMENTS IN CONNECTION WITH TAX LIABILITY. If amounts payable under the Agreement during the term of employment prior to any termination are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the Company will pay to Executive in cash an additional amount necessary to cause the total payments (including this additional amount) and benefits received by Executive to be equal to the total payments and benefits Executive would have received if such Section 4999 had not been applicable.

ACCELERATION OF PAYMENT IN CONNECTION WITH STOCK PLANS. Upon termination of employment, the Company shall vest and pay to Executive in a single payment an amount equal to the value of all benefits accrued by Executive pursuant to the terms of any restricted stock, stock unit plan or stock option plan if such payment is not a "parachute payment" under Section 280G of the Internal Revenue Code. If such payment would be a "parachute payment", then the value of Executive's benefits pursuant to any stock plans shall be deposited in a trust for the benefit of Executive with an independent corporate fiduciary.

EXCESS PARACHUTE PAYMENTS. Payments or benefits to which Executive is entitled under "Termination-Not For Cause" above will be reduced to the extent requested by Executive so that Executive will not be liable for the excise tax levied on "excess parachute payments" under Section 4999 of the Internal Revenue Code.

NON-COMPETITION. If Executive receives the lump sum payment described above, Executive may not without the prior written consent of the Company engage in any competitive activity. A "competitive activity" is defined as the management of a business enterprise if such business enterprise engages in substantial and direct competition with the Company (as constituted on the date of termination) and if such enterprises's sales of any product or service competitive with any products or service of the Company amounted to 25% of such enterprise's net sales for its most recently completed fiscal year and if the Company's net sales of said product or service amounted to 25% of the Company's net sales for its most recently completed fiscal year.

CONFIDENTIALITY. The Executive is prohibited by the Agreement from disclosing the Company's trade secrets or other confidential information.

                           Change of Control Agreement                   Plan C
                                                                         ------

                                   Key Points
                                   ----------


APPLICABILITY. The Agreement is applicable only in the event of a "change of control". This term is defined in the Agreement to include, among other things, a merger of the Company with another company or a sale of the assets or a substantial portion of the stock of the Company to a third party.

TERM OF EMPLOYMENT. The term of employment of the Executive commences upon the occurrence of a change of control and continues for two years, unless earlier terminated because of (a) death or disability or (b) a termination event, in each case as further described below. During the two-year term of employment, the Executive will have a position which is reasonably commensurate with the position Executive held during the six-month period immediately preceding the change of control at a location within 60 miles of Providence City Hall. Also, the Executive will have the same salary and bonus, as well as reasonably comparable benefits.

TERMINATION - NOT FOR CAUSE. In the event the Executive is terminated other than for "cause", as defined below, the Company will pay Executive a lump sum amount equal to 150% of (a) Executive's highest annual base salary in effect at any time during the three-year period immediately preceding Executive's termination and (b) the amount of the target bonus opportunity immediately preceding Executive's termination. Also, Executive will continue to participate in all benefit plans for one year after the termination or, if earlier, Executive's eligibility for comparable benefit plans with another employer.

TERMINATION - CONSTRUCTIVE. If Executive resigns in certain circumstances, Executive will be deemed to have been terminated other than for cause and will receive the pay and benefits described above. These circumstances include breaches by the Company, such as failure to pay the salary and bonus or provide an appropriate position during the term of employment.

TERMINATION - FOR CAUSE. Discharge for cause is defined as willful misconduct, including theft, embezzlement or other serious crimes, intentional wrongful disclosure of material confidential information and intentional breach of the non-competition requirements of the Agreement (described below). In such event, Executive receives no payments or benefits.

DEATH OR TOTAL DISABILITY. If Executive dies or suffers a total disability (defined as inability to carry out job responsibilities for 365 consecutive days) during the term of employment, the Agreement terminates and no further payment to Executive is due, except for unpaid wages and vacation pay actually earned prior to the date of death or disability. If Executive dies during the term of employment after being terminated other than for cause, Executive's beneficiary or estate will receive the remaining payments.

RESIGNATION. If Executive resigns during the term of employment for any reason not contemplated by the provisions on constructive termination, Executive shall receive all salary, bonus and other incentive compensation earned through the date of resignation.

PAYMENT OF FEES, COSTS AND EXPENSES. If Executive determines in good faith that the Company has failed to comply with the Agreement or in certain other circumstances, the Executive may require the Company in the event of the likelihood of a change of control or upon a change of control to use its best efforts to provide a letter of credit securing payment of Executive's legal fees and expenses incurred to obtain the benefits contemplated by the Agreement.

                                                                    EXHIBIT 10.3

                         AMENDED AND RESTATED AGREEMENT
                         ------------------------------

     AGREEMENT, amended and restated this 18th day of September, 1996, by and between _____________("Executive") and THE PROVIDENCE JOURNAL COMPANY, a Delaware corporation (the "Company").

                              W I T N E S S E T H:

     WHEREAS, the Company wishes to assure itself of continuity of management in the event of any actual or threatened change in the control of the Company; and

     WHEREAS, the Company and the Executive desire to embody in a written agreement the terms and conditions under which the Executive shall be employed by the Company in the event of any actual or threatened change of control of the Company and wish to amend and restate the agreement between the parties dated as of_________________;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

     Section 1. Definitions.
     -----------------------

     1.1. CHANGE OF CONTROL. "Change of Control" shall mean a change of control of the Company of a nature that would be required to be reported in response to
Item 6(e) of Schedule

14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act of 1934, as amended (the "Act"), whether or not the Company is then subject to such reporting requirements. Further, without limiting the generality of the foregoing, such a Change of Control shall be deemed to have occurred if any of the following events takes place:

     (a) The Company is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter;

     (b) During any period of twenty-four consecutive months, individuals who at the beginning of such period constitute the Board of Directors (including for this purpose any new director whose election or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors; or

     (c) At any time when the outstanding voting securities of the Company are required to be registered under Section 12 of the Act, any "person" (as such term is used in Sections

13(d) and 14(d) of the Act) is or becomes the "beneficial owner", as defined in Rule 13d-3 under the Act, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities; PROVIDED, HOWEVER, this clause (c) shall not apply to the acquisition by a person of securities of the Company representing 20% or more, but not in excess of 50% of the combined voting power of the Company's then outstanding securities if such acquisition of securities has been approved by a vote of at least two thirds of the directors in office just prior to the issuance or sale of securities to such person. For purposes of this paragraph
(c), the term "person" shall exclude any person or group who on the date hereof is the beneficial owner, directly or indirectly, of securities representing 10% or more of the combined voting power of the Company's presently outstanding securities.

     1.2. EFFECTIVE DATE. "Effective Date" shall mean the date on which a Change of Control occurs. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Executive's employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment
(i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement the "Effective Date" shall mean the date immediately prior to the date of such termination of employment.

     1.3. TERM OF EMPLOYMENT. "Term of Employment" shall mean the period commencing on the Effective Date and ending on the earliest of:

     (a)  Executive's death or Total Disability (as hereinafter defined);

     (b)  termination of the Term of Employment pursuant to Section 4 below;

     (c)  three (3) years from the Effective Date.

Neither the expiration of the Term of Employment nor the termination of the Agreement will relieve the Company of the obligation to provide Executive, in accordance with the terms hereof, the payments, benefits and coverage to which he has become entitled under the Agreement.

     1.4. TOTAL DISABILITY. "Total Disability" shall mean a mental or physical condition which in the reasonable opinion of the Company renders the Executive unable or incompetent to carry out the job responsibilities attendant to his office, which condition shall have existed for a period of 365 or more consecutive days. If any controversy should arise as to whether a disability exists, the Executive or the Company may require that the Executive be examined by a physician and in such case the choice of such a physician shall be made by mutual agreement between the Executive and the Company. If they are unable to agree, the examining physician shall be a physician in the Providence metropolitan area who has been designated by the Dean of the Division of Biological and Medical Sciences of Brown University, Providence, Rhode Island.

     Section 2. Employment.
     ----------------------

     2.1. CAPACITY AND SITUS OF EMPLOYMENT. The Company agrees to employ Executive throughout the Term of Employment, during which (a) Executive's position (including status, offices and titles), authority, duties and responsibilities shall be at least commensurate in all material respects with those held, exercised and assigned at any time during the six month period immediately preceding the Change of Control, and (b) Executive's situs of employment will be at the Company's executive headquarters in Providence, Rhode Island or such other location within a sixty (60) mile radius of the Providence City Hall (hereinafter referred to as the "Area") to which the Company's executive headquarters may be moved.

     2.2. SERVICES OF THE EXECUTIVE. Executive agrees, subject to Sections 4.3 and 4.4 below, to remain in the

Company's employ during the Term of Employment, on the terms described in
Section 2.1.

     Excluding periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote substantially all of his attention, energy and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge responsibilities assigned to Executive hereunder, to use his best efforts to perform such responsibilities faithfully and efficiently. Executive may (a) serve on corporate, civic and charitable boards or committees, (b) deliver lectures and fulfill speaking engagements and
(c) manage personal investments, so long as such activities do not interfere with the performance of Executive's responsibilities. To the extent that any such activities have been conducted by Executive prior to the Change of Control, such prior conduct, and any subsequent conduct similar in nature and scope, shall not be deemed to interfere with the performance of Executive's responsibilities.

     Section 3. Compensation & Benefits During the Term of Employment.
     -----------------------------------------------------------------

     3.1. COMPENSATION. The Company will pay as compensation to Executive for his services as an employee during the Term of Employment

     (a) base annual salary at a rate equal to or greater than the rate of base salary in effect for Executive immediately prior to the Change of Control; plus

     (b) provide an annual bonus opportunity (as a percentage of base salary) equal to or greater than the annual bonus plan in effect prior to a Change of Control.

     3.2. BENEFITS. In addition, for his services as an employee during the Term of Employment, Executive will receive all life, disability, accident and group health insurance benefits, retirement and deferred compensation, and all other fringe benefits and payments under additional benefit plans, all in an amount or with a value at least equal to those benefits being provided by the Company to the Executive immediately prior to the Change in Control, including but not limited to the following --

     (a) Executive will participate fully in the Company's Retirement Plan and The Providence Journal Qualified Compensation Deferral Plan (the "401(k) Plan") (and/or any successor plan or plans) (the Company's Retirement Plan and 401(k) Plan and any successor plan or plans are hereinafter referred to as the "Plans") with benefit accruals under the Retirement Plan and Company contributions for the benefit of Executive under the 401(k) Plan at least at the same level as immediately prior to the Change of Control, or Executive will receive annual cash payments from the Company each at least equal to the total value of such benefit accruals and Company contributions for him under the Plans for the last fiscal year of the Company ending prior to the Change of Control. In addition, Executive will participate fully in the Company's Excess Benefit Plan, Restricted Stock Plan, any stock option plan, any Supplemental Executive Retirement Plan (SERP) or any successor plan (the "Excess Plan"), with benefit accruals under the Excess Plan and Supplemental Executive Retirement Plan (SERP) at least at the same level as immediately prior to the Change of Control, or Executive will receive annual cash payments from the Company each at least equal to the total value of such benefit accruals under the Excess Plan for the last fiscal year of the Company ending prior to the Change of Control;

     (b) Executive will participate fully, together with his dependents and beneficiaries, in all life insurance plans, accident and health plans and other welfare plans, maintained or sponsored by the Company immediately prior to the Change of Control, or receive substantially equivalent coverage (or the full value thereof in cash annually in advance from the Company);

     (c) Executive will participate fully in additional benefit plans offered by the Company to executives immediately prior to or after the Change of Control; and

     (d) Executive will receive fringe benefits and job perquisites (which shall not include any benefit referred to elsewhere in this Section
          3), including automobile, paid vacation, club memberships, first class travel, spousal travel, paid financial assistance, executive physical examinations, office, office furnishings and equipment and support staff, at least equivalent to those provided to Executive immediately prior to the Change of Control, as well as reimbursement, upon proper accounting, of reasonable expenses and disbursements incurred by Executive in the course of his duties.

     3.3. ACCELERATION OF PAYMENT OF DEFERRED COMPENSATION. Contemporaneous with the Change of Control, all amounts accrued by Executive under the terms of The Providence Journal Company & Subsidiaries Deferred Compensation Plan, the Management Incentive Compensation Plan, the Long Term Incentive Plan, or any similar compensation or benefit plans, shall be vested and paid to Executive in a single payment within thirty (30) days of the Executive's termination of employment.

     Section 4. Termination of Employment.
     -------------------------------------

     4.1. TERMINATION OTHER THAN FOR CAUSE. In the event Executive's employment is terminated by the Company during the Term of Employment for any reason other than "Cause" (as defined in Section 4.5 below), the Company will pay Executive, as liquidated damages a lump sum cash payment, payable within ten (10) days of his termination, equal to three times the sum of (i) Executive's highest annual base salary in effect at any time during the three-year period immediately preceding his termination (including in base salary for this purpose any amount contributed by the Company on his behalf to the Company's 401(k) Plan) plus (ii) the average cash bonus received from the Company for the three most recent full fiscal years of the Company preceding the year of termination or the target bonus immediately preceding his termination, whichever is higher.

     4.2. PARTICIPATION IN BENEFIT PLANS. In the event of a termination described in Section 4.1 above, Executive, together with his dependents and beneficiaries, will continue following his termination to participate fully, in accordance with Section 3.2(b) above, in all life insurance plans, accident and health plans and other welfare plans, maintained or sponsored by the Company immediately prior to the termination, or receive substantially equivalent coverage (or the full value thereof in cash) from the Company, until the earlier of (a) the Executive's eligibility for comparable benefit plans with another employer and (b) the third anniversary of his termination.

     4.3. Resignation By Executive - Constructive Termination.
          ----------------------------------------------------

     (a) If Executive resigns during the Term of Employment in accordance with
Section 4.3(b) below, his employment will be deemed to have been terminated by the Company for reasons other than Cause (and he will be deemed to have offered to continue to provide services to the Company), and he will be entitled to all the payments and rights and benefits described in Sections 4.1 and 4.2.

     (b) Executive may resign in accordance with this Section 4.3 upon the occurrence of any of the following events (in each case, "Good Reason"):

          (i) any reduction of, or failure to pay, Executive's base annual salary or annual bonus in breach of Section 3.1 above;

          (ii)  any failure by the Company to provide the benefits required by
                Section 3.2 above or
                to make any payment which might be due in accordance with
                Section 3.3 above;

          (iii) assignment to Executive of any duties inconsistent in any respect with his position (including status, offices, and titles), authority, duties or responsibilities as contemplated by Section 2.1 above or any other action by the Company which results in a diminution of such position, authority, duties or responsi bilities;

          (iv) as a result of the Change of Control and a change in circumstances thereafter significantly affecting Executive's position, including, without limitation, a change in scope of the business or other activities for which he was responsible immediately prior to the Change of Control, he has been rendered substantially unable to carry out, or has been substantially hindered in the performance of, any of the authority, duties or responsibilities contemplated by Section 2.1 above;

         (v) the failure of the Company after a Change of Control to comply with and satisfy Section 7.1 or 7.2 below;

         (vi) relocation by the Company of its principal executive offices or any event that causes Executive to have his principal location of work changed to any location outside the Area;

         (vii) any requirement by the Company that Executive travel away from his office in the course of his duties significantly more than the number of consecutive days or aggregate days in any calendar year than was required of him prior to the Change of Control; or

         (viii) without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Company or any successor thereto or transferee of substantially all of the assets thereof.

For purposes of this Section 4.3, any good faith determination of "Good Reason" made by the Executive shall be conclusive.

     4.4. RESIGNATION BY EXECUTIVE. If Executive resigns during the Term of Employment without Good Reason, with thirty (30) days notice to the Company, he shall receive as severance pay an amount equal to six (6) months base salary in addition to base salary, annual bonus, and all other incentive compensation earned during the calendar year of his resignation. In addition all vested deferred and incentive compensation shall become payable.

     4.5. TERMINATION FOR CAUSE. If Executive is dismissed by the Company for Cause, he will not be entitled to payments or benefits provided under Section
4.1 or 4.2. "Cause" means the intentional commission by Executive of theft, embezzlement or other serious and substantial crimes against the Company, or intentional wrongful disclosure of confidential information of the Company which materially affects the Company. For purposes of this definition, no act or omission shall be considered to have been "intentional" unless it was not in good faith and Executive had knowledge at the time that the act or omission was not in the best interest of the Company. Executive shall not be deemed to have been terminated for "Cause" hereunder unless and until there shall have been delivered to Executive a copy of a resolution, duly adopted by the affirmative vote of not less than three-quarters of the Board of Directors of the Company then in office, at a meeting of the Board called and held for such purpose finding that, in the good faith opinion of the Board, Executive committed an intentional act set forth above and specifying the particulars thereof in detail. Nothing herein shall limit the right of Executive or his beneficiaries to contest the validity or propriety of any such determination.

     4.6. DISPUTE RESOLUTION. If Executive's employment is alleged to be terminated for Cause or if Executive's right to resign under Section 4.3 or 4.4 is disputed, Executive may initiate binding arbitration in Rhode Island before the American Arbitration Association (AAA) and under its rules by serving a notice to arbitrate upon the Company and AAA or, at Executive's election, institute judicial proceedings, in either case within 90 days of the effective date of his termination or, if later, his receipt of notice of termination or such longer period as may be reasonably necessary for Executive to take such action if illness or incapacity should impair his taking such action within the 90-day period. Provided the Executive initiates such action in good faith the Company agrees (i) to pay the costs and expenses (including fees of counsel to the Executive) of any such arbitration or judicial proceeding, and (ii) to pay interest to Executive on any amounts found to be due to Executive hereunder during any period of time that such amounts are withheld pending arbitration and/or judicial proceedings. Such interest will be at the base rate most recently announced by Rhode Island Hospital Trust National Bank

(or its successor) prior to the commencement of the arbitration or litigation. The Company and Executive agree that any arbitration award shall be binding and may be enforced by any court of competent jurisdiction.

     4.7. Death or Total Disability of the Executive.
          -------------------------------------------

     (a) If Executive dies or suffers a Total Disability during the Term of Employment, then this Agreement shall terminate and the Company, its successors and assigns shall be relieved and discharged of any and all obligations whatsoever to make further payment to Executive pursuant to the terms of this Agreement after the date of death or Total Disability of Executive, except as to base salary earned for services actually rendered and vacation pay accrued prior to the date of death or Total Disability of Executive. In the case of Total Disability of Executive, the Executive will continue to receive full compensation hereunder during the 365 day period prior to a determination of Total Disability.

     (b) If Executive dies or suffers a total disability following a termination of employment which entitled him to payments and benefits under this Section 4 but prior to receipt of all such payments and benefits, his beneficiary (as designated to the Company in writing) or, if none, his estate, will be entitled to receive all unpaid amounts and benefits due under this Agreement.

     4.8. ENFORCEMENT OF RIGHTS. Termination of Executive's employment, whether or not giving rise to payments or benefits under this Section 4, will not in any way prevent Executive from enforcing rights to payments or benefits under
Section 3 relating to periods during which he was employed.

     Section 5. Certain Additional Payments by the Company.
     ------------------------------------------------------

     (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 5) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 5(a), if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Payments do not exceed 110% of the greatest amount (the "Reduced Amount") that could be paid to the Executive such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

     (b) Subject to the provisions of Section 5(c), all determinations required to be made under this Section 5, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by KPMG Peat Marwick or such other certified public accounting firm as may be designated by the Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the

Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 5, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 5(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

     (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

          (i) give the Company any information reasonably requested by the Company relating to such claim,

          (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

          (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

          (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 5(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     Section 6. Payment of Fees, Costs and Expenses.
     -----------------------------------------------

     It is the intent of the Company that the Executive not be required to incur the expenses associated with the enforcement of his rights under this Agreement by litigation or other legal action or arbitration proceeding because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if Executive determines in good faith that the Company has failed to comply with any of its obligations under this Agreement or if the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation or arbitration proceeding designed to deny, or to recover from, the Executive the benefits intended to be provided to the Executive under Section 6 hereof, the Company will promptly, upon request of the Executive in the event of the likelihood of a Change of Control or upon a Change f Control, use its best efforts to secure an irrevocable standby letter of credit (the "Letter of Credit"), issued by Rhode Island Hospital Trust National Bank or another bank of comparable or greater size (the "Bank") for the benefit of the Executive providing that the fees and expenses of counsel selected from time to time by the Executive pursuant to this Section 6 or in proceedings contemplated by
Section 4.6 shall be paid, or reimbursed to the Executive if paid by the Executive, on a regular, periodic basis upon presentation by the Executive to the Bank of a statement or statements prepared by such counsel in accordance with its customary practices. The Company shall pay all amounts and take all action necessary to maintain the Letter of Credit during the Term of Employment and for one (1) year thereafter and if, notwithstanding the Company's complete discharge of such obligations, such Letter of Credit shall be terminated or not renewed, the Company shall obtain a replacement irrevocable clean letter of credit drawn upon a commercial bank selected by the Company and reasonably acceptable to the Executive, upon substantially the same terms and conditions as contained in the Letter of Credit, or any similar arrangement which, in any case, assures the Executive the benefits of this Agreement without incurring any cost or expense for enforcement against the Company or the defense thereof.

     Section 7. Merger or Acquisition.
     ---------------------------------

     7.1. ASSUMPTION OF OBLIGATIONS. If the Company is at any time before or after a Change of Control merged, consolidated or reorganized into or with any other corporation or other entity (whether or not the Company is the surviving entity), or if substantially all of the assets of the Company are transferred to another corporation or other entity, the entity arising from such merger, consolidation or reorganization, or the acquirer of such assets, shall (by agreement in form and substance satisfactory to Executive) expressly assume the obligations of Company under this Agreement.

     7.2. EXECUTIVE'S RIGHTS TO BENEFITS. In the event of any merger, consolidation, reorganization or sale of assets described above, nothing contained in this Agreement will detract from or otherwise limit Executive's right to or privilege of participation in any stock option or purchase plan or restricted stock plan or any bonus, profit sharing, savings, pension, group insurance, hospitalization or other incentive or benefit plan or arrangement which may be or become applicable to executives of the corporation resulting from such merger or consolidation or the corporation, acquiring such assets of the Company.

     7.3. REFERENCES. In the event of any merger, consolidation, reorganization or transfer of assets described above, references to the Company in this Agreement shall, unless the context suggests otherwise, be deemed to include the entity resulting from such merger or consolidation or the acquirer of such assets of the Company.

     Section 8. Confidentiality.
     ---------------------------

     8.1. CONFIDENTIALITY. The executive agrees that from the date hereof he will not disclose or release to any other person or entity, the Company's trade secrets, confidential business practices, client lists, the details of this Agreement, or other proprietary information without written authorization from the Company. Nothing shall be deemed a Company trade secret, confidential business practice or other proprietary information that is public knowledge.

     Section 9. Change of Control Following Certain Circumstances.
     -------------------------------------------------------------

     Notwithstanding any provision herein to the contrary, should a Change of Control occur subsequent to Executive's death, Total Disability or retirement from the Company, the remainder of any benefits owed under the terms of The Providence Journal Company & Subsidiaries Deferred Compensation Plan, Management Incentive Compensation Plan, Long Term Incentive Plan, any stock plans or other non-qualified deferred compensation plan, including interest, shall be paid in full on the date of the Change of Control.

     Section 10. Termination of this Agreement.
     ------------------------------------------

     Either the Company or Executive may, by giving 60 days written notice to the other party, terminate this Agreement as of the third or any subsequent annual anniversary of the occurrence of a Change of Control.

     Section 11. Withholding of Taxes.
     ---------------------------------

     All payments required to be made by the Company hereunder to Executive or his dependents, beneficiaries or estate will be subject to the withholding or such amounts relating to tax and/or other payroll deductions as may be required by law.

     Section 12. Amendment.
     ----------------------

     No amendment, change or modification of this Agreement may be made except in writing, signed by or on behalf of both parties.

     Section 13. Miscellaneous.
     --------------------------

     13.1. BINDING EFFECT. The provisions of this Agreement shall be binding upon and shall inure to the benefit of Executive, his executors, administrators, legal representatives and assigns, and the Company and its successors and assigns.

     13.2. GOVERNING LAW. The validity, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of Rhode Island.

     13.3. SEVERABILITY. The invalidity or enforceability of any provision of this Agreement shall not affect the validity of any other provision.

     13.4. NO SET-OFF. There shall be no right of set-off or counterclaim, in respect of any claim, debt or obligation, against any payments to Executive, his dependents, beneficiaries or estate provided for in this Agreement, and nothing in this Agreement shall relieve the Company of its obligations to Executive under any other agreement, plan, contract or arrangement. No right, benefit or interest hereunder shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void and of no effect. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment

     13.5. REMEDIES. The Company and Executive agree that, because of the unique nature of this Agreement, failure of either party to carry out or abide by the obligations under this Agreement could cause irreparable injury; accordingly, the parties agree that, in addition to any other remedies available to either party, any such failure by either party to perform or abide by this Agreement shall be subject to appropriate equitable remedies, including specific performance and injunctive relief.

     13.6. ASSIGNABILITY. No right or interest to or in any payments shall be assignable by the Executive; PROVIDED, HOWEVER, that this provision shall not preclude him from designating one or more beneficiaries to receive any amount that may be payable after his death and shall not preclude the legal representative of his estate from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate. The term "beneficiaries" as used in this Agreement shall mean a beneficiary or beneficiaries so designated to receive any such amount, or if no beneficiary has been so designated, the legal representative of the Executive's estate.

     13.7. COUNTERPARTS; HEADINGS. This Change of Control Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The headings of the sections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

     13.8. ENTIRE AGREEMENT. This instrument contains the entire agreement of the parties pertaining to the subject matter contained herein and supersedes and is in lieu of any and all other employment arrangements having effect as of the effective date.

     13.9. NOTICES. All notices given hereunder shall be in writing and shall be delivered personally or sent by prepaid registered or certified mail, return receipt requested, addressed as follows:

If to the Company:                 The Providence Journal Company
                                   75 Fountain Street
                                   Providence, RI 02902
                                   Attention: Vice President-Human Resources


If to the Executive:


     All notices shall be deemed to be given on the date received at the address of the addressee, or if delivered personally, on the date delivered.

     IN WITNESS WHEREOF, the Company and Executive have each caused this Agreement to be duly executed and delivered as of the date set forth above.

ATTEST:                                    THE PROVIDENCE JOURNAL COMPANY



                                           ---------------------------------
                                           By:
                                           Title:



WITNESS:


-------------------------                  ---------------------------------
                                           [Name of Executive]